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                                                                    EXHIBIT 23.1



                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Mobility Electronics, Inc.

We consent to the use of our reports included herein and to the reference to our firm under the headings "Selected Consolidated Financial Data" and "Experts" in the prospectus. Our report dated February 4, 2000, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net capital deficiency, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.


/s/ KPMG LLP

Phoenix, Arizona
February 11, 2000